                                                                     EXHIBIT 4.6



                                                                EXECUTION COPY

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                             PUT AND CALL AGREEMENT


                                     AMONG


                             MHI ACQUISITION, INC.,

                         MHI ACQUISITION CORPORATION I
                          (to be merged with and into
                           Milestone Healthcare, Inc.
                        with Milestone Healthcare, Inc.
                         as the surviving corporation),

                           MILESTONE HEALTHCARE, INC.

                                      AND

                           INTERNATIONALE NEDERLANDEN
                           (U.S.) CAPITAL CORPORATION





                            Dated as of May 31, 1995



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
                               TABLE OF CONTENTS

                                                                                                                       Page
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
Section 1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section 2.       Put and Call Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Section 3.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 4.       Restrictions on Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 5.       Right of First Refusal;
                 Tag-Along Rights; Take-Along Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Section 6.       Limitation on Put and Call Rights of Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Section 7.       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Section 8.       Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 9.       Waivers and Further Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 10.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 11.      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 12.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 13.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 14.      Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 15.      Gender; Usage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 16.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 17.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 18.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 19.      Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 20.      Effectiveness of Execution and
                 Delivery by Milestone . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  24


                             PUT AND CALL AGREEMENT


                 THIS PUT AND CALL AGREEMENT (this "Agreement") is made and entered into as of May 31, 1995, by and among MHI ACQUISITION, INC., a Delaware corporation (the "Company"), MHI ACQUISITION CORPORATION I, a Delaware corporation ("Mergerco"), Milestone Healthcare, Inc., a Delaware corporation ("Milestone") and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:

RECITALS:

                 A. Simultaneously herewith, the Purchaser is entering into a Credit Agreement, dated of even date herewith, by and among Mergerco, Milestone, the Purchaser and various other lenders that may become parties thereto (the "Lenders") and the Purchaser in its capacity as Agent for the Lenders (the "Agent");

                 B. Immediately subsequent to the initial borrowing by Mergerco under the Credit Agreement, Mergerco shall be merged with and into Milestone (the "Merger") with Milestone surviving such Merger and assuming all of the obligations of Mergerco under the Credit Agreement (Mergerco and Milestone, collectively, the "Borrower");

                 C. The Company is the holder of all of the issued and outstanding capital stock of Mergerco and, upon the effectiveness of the Merger, shall be the holder of all of the issued and outstanding capital stock of Milestone, and extensions of credit to the Borrower inure to the direct benefit of the Company;

                 D. It is a condition precedent to the extensions of credit by the Purchaser to the Borrower contemplated by the Credit Agreement that the Company agree to issue to the Purchaser Warrants initially exercisable for 405,405 shares of Class B Common Stock, par value $.001 per share, of the Company; and

                 E. The Purchaser is willing to extend credit to the Borrower pursuant to the Credit Agreement and to purchase the Warrants pursuant to the Warrant Agreement provided that it receives the assurances set forth in this Agreement; and

                 F. The Company, the Borrower and the Purchaser desire to set forth certain understandings with respect to the Warrants.

                 NOW, THEREFORE, in consideration of the recitals, the consummation by the Purchaser of the transactions contemplated by the Warrant Agreement and the Credit Agreement and the mutual covenants hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

                 SECTION 1.  Definitions.

                 (a) Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

                 "Acceptance Notice" is defined in Section 5(a).

                 "Additional Put Event" means any of the following: (a) any representation or warranty of the Company hereunder or under any other Warrant Document or in any other writing furnished by or on behalf of the Company to any Holder for the purposes of or in connection with this Agreement or any other Warrant Document is or shall be incorrect when made in any material respect (other than the representation and warranty set forth in Section 5(a) of the Warrant Agreement); (b) the Company shall default in the due performance and observance of any of its obligations under Section 6 of the Warrant Agreement and such default shall continue unremedied for a period of ten (10) days after a notice thereof shall have been given to the Company by any Holder (or if such default is not reasonably susceptible to cure within ten (10) days, such longer period as is reasonably needed to effect such cure, but in no event longer than thirty (30) days from the date notice is given, so long as the Company promptly commences and diligently pursues such cure); (c) a merger or consolidation of the Company or the Borrower with or into any other Person or any acquisition of the Company or the Borrower by means of a share exchange (other than a merger in which the Company is the surviving corporation provided such merger does not result in a Change of Control and other than a Qualified Sale with respect to which the Holders sell Warrant Securities pursuant to
Section 5(c)); (d) the consummation of a public offering of Stock of the Company other than a Qualified Public Offering; and (e) a Change of Control (other than a Qualified Sale with respect to which the Holders sell Warrant Securities pursuant to Section 5(c)).

                 "Affiliate" is defined in the Warrant Agreement.

                 "Agent" is defined in Recital A.

                 "Agreement" means this Put and Call Agreement as originally in effect on the date hereof and as thereafter amended, supplemented, amended and restated, or otherwise modified.

                 "Borrower" is defined in Recital B.

                 "Business Day" is defined in the Warrant Agreement.

                 "Call Notice" is the written notice to each Holder specifying the number and type of Warrant Securities with respect to which the Call Right is being exercised.

                 "Call Right" is the Company's right to purchase from the Holders all, but not less than all, of the Warrant Securities then owned by the Holders.

                 "Cash Equivalent Investment" is defined in the Warrant
Agreement.

                 "Change of Control" means (a) the failure of the Company to own 100% of the issued and outstanding Stock of the Borrower, (b) the failure of the Morgan Stanley Funds and the Eligible Investors to have the power to elect at least a majority of the Company's Board of Directors, or (c) the failure of any of the Morgan Stanley Funds holding any Stock of the Company to be managed by Morgan Stanley & Co. Incorporated or one of its wholly-owned Affiliates.

                 "Common Stock" is defined in the Warrant Agreement.

                 "Closing" means each closing of the purchase and sale of any Warrant Securities pursuant to Section 2.

                 "Closing Date" means the date on which a Closing occurs.

                 "Contract Value per Share" means the value determined in accordance with paragraphs (i) through (iv) below and shall equal the highest number yielded by such determination:

                 (i) If the Common Stock is traded on a national securities exchange or quoted in a national inter- dealer quotation system, the Contract Value per Share determined pursuant to this paragraph (i) shall be an amount equal to the average of the Quoted Prices for the Common Stock for the thirty (30) consecutive trading days commencing forty- five (45) trading days before the date of determination or, if the Common Stock has not been publicly traded for forty- five (45) trading days, the higher of (a) such average for each of the trading days ending fifteen (15) trading days before the date of determination or (b) the initial public offering price of the Common Stock without deduction for any expenses of the transaction, except for underwriters' discounts, fees and commissions. The "Quoted Price" of the Common Stock for each day is the last reported sales price of the Common Stock on such day as reported by NASDAQ or, if the Common Stock is listed on a national securities exchange, the last reported sales price of the Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange) on such day, or if neither is so reported or listed, the average of the last reported bid and asked prices of the Common Stock on such day.

                (ii) The Contract Value per Share determined pursuant to this paragraph (ii) shall be the quotient of (A) the fair market value of the Company and its Subsidiaries taken as a whole on the date of determination, taking into account all the factors relevant thereto, including, without limitation, the maximum price that could be obtained from an arm's-length sale of (1) all or substantially all of the assets of the Company and the Subsidiaries subject to or after satisfaction of all liabilities of the Company and the Subsidiaries, excluding any tax or other liability incurred in connection with such sale or (2) all of the Stock of the Company, whether by stock sale, merger, consolidation or otherwise, divided by (B) the sum of (1) the number of Fully Vested shares of Stock on the date of determination, plus
(2) the number of Warrant Shares purchasable and receivable upon exercise of the rights represented by the Warrant Certificates as of the date of determination. In no event shall the Contract Value per Share determined pursuant to this paragraph (ii) be reduced or discounted on the basis that any securities to be valued on the basis of such Contract Value per Share may represent the right to acquire a minority interest in the Company or may not be freely transferable under federal or state securities laws, or for any other reason. In any circumstances in which the Contract Value per Share is to be determined pursuant to this paragraph (ii), the Company shall give to the Holders (or, if such determination affects less than all of the Holders, to the Holders so affected) written notice of the proposed Contract Value per Share, as determined in good faith by the Board of Directors of the Company. If, within thirty (30) days after the date such notice is given, the Company and the Required Holders agree upon the Contract Value per Share then the Contract Value per Share for purposes of this paragraph (ii) shall be as so agreed. If the Required Holders and the Company do not agree upon such Contract Value per Share within such 30-day period, then the Required Holders and the Company shall appoint a recognized investment banking firm of national reputation, reasonably acceptable to the Required Holders and the Company. If the Company and the Required Holders cannot agree on the appointment of a mutually acceptable investment banking firm, or if the firm so appointed declines or fails to serve, then the Required Holders and the Company shall each choose one such investment banking firm and the respective firms so chosen shall appoint another recognized investment banking firm of national reputation. The investment banking firm so selected shall appraise the value of the Company for the purposes of this paragraph (ii), and such investment banking firm shall make such appraisal (which shall be in the form of a written report signed by such investment banking firm) and, for the purposes of determining the Contract Value per Share pursuant to this paragraph (ii), such appraised value of the Company determined as herein provided shall be final and conclusive on the Company and the Holders. All costs of appraisal shall be borne by the Company.

               (iii) The Contract Value per Share determined pursuant to this paragraph (iii) shall equal the quotient of (A)(1) the total consolidated assets of the Company and its Subsidiaries minus (2) the total consolidated liabilities of the Company and its Subsidiaries, determined in accordance with GAAP on a consolidated basis as of the last day of the fiscal month ending immediately prior to the date of determination divided by (B) the sum of (1) the number of Fully Vested shares of Stock on the date of determination, plus
(2) the number of Warrant Shares purchasable and receivable upon exercise of the rights represented by the Warrant Certificates as of the date of determination.

                (iv) The Contract Value per Share determined pursuant to this paragraph (iv) shall equal the quotient of (A) eight (8.0) times EBITDA, minus (1) the outstanding principal amount of Funded Indebtedness as of the last day of the fiscal month ending immediately prior to the date of determination, plus (2) the cash and Cash Equivalent Investments on the balance sheet of the Company as of the last day of the fiscal month ending immediately prior to the date of determination, all determined in accordance with GAAP divided by (B) the sum of (1) the number of Fully Vested shares of Stock on the date of determination, plus (2) the number of Warrant Shares purchasable and receivable upon exercise of the rights represented by the Warrant Certificates as of the date of determination.

                 "Credit Agreement" means the Credit Agreement, dated of even date herewith, by and among the Purchaser, various lenders signatory thereto and the Borrower, as originally in effect on the date hereof and as thereafter amended, supplemented, amended and restated, or otherwise modified.

                 "EBITDA" means the net income of the Company and its Subsidiaries, reported on a consolidated basis for the twelve-month period immediately preceding the month of the date of determination, adjusted by adding thereto the amount of all interest expense, depreciation, amortization of intangible assets and other non-cash charges (to the extent deducted in computing net income for such period) and taxes incurred, if any, that were deducted in computing net income for such period, and excluding the effect of the accretion of the right to put Warrant Securities pursuant to this Agreement, the accrued and unpaid dividends on Preferred Stock and any original issue discount on the issuance of the Warrants, all determined in accordance with GAAP; provided, however, that for purposes hereof all determinations of EBITDA shall be made in accordance with GAAP as in effect on the Closing Date.

                 "Eligible Investors" is defined in the Warrant Agreement.

                 "Exercise Notice" is defined in Section 2(a).

                 "Exercise Price" is defined in the Warrant Agreement.

                 "Fair Market Value per Share" means the fair market value of a share of Stock, as determined in good faith by the board of directors of the Company; provided, however, that if within thirty (30) days after receipt by the Holders of written notice from the Company of the fair market value per share of Stock, as so determined in good faith by the Board of Directors of the Company, the Required Holders deliver to the Company a written request that Fair Market Value per Share be determined by an investment banking firm, then the Fair Market Value per Share shall not be less than the fair market value of a share of Stock (or the lowest value in a range of values) determined by an investment banking firm of recognized national standing, which firm has been selected by the board of directors of the Company (such selection to be subject to the prior approval of the Required Holders), in a written appraisal delivered to the Holders.

                 "Fully Diluted" is defined in the Warrant Agreement.

                 "Fully Vested" is defined in the Warrant Agreement.

                 "Fundamental Transaction" means the sale by the stockholders of the Company in one or more transactions of a majority of the capital stock of the Company; the sale by the Company in one or more transactions of a majority of the capital stock of the Borrower; the merger or consolidation of the Company or the Borrower with or into any other Person or any acquisition of the Company or the Borrower by means of a share exchange, except for the merger of the Company with and into the Borrower or of the Borrower with and into the Company provided that the surviving corporation agrees to assume all obligations of the constituent corporations pursuant to the Warrant Documents; or the sale by the Company or the Borrower in one or more transactions of all or substantially all of the assets of the Company or the Borrower.

                 "Funded Indebtedness" is defined in the Warrant Agreement.

                 "GAAP" is defined in the Warrant Agreement.

                 "Holders" is defined in the Warrant Agreement.

                 "Legally Available Funds" means, with respect to any purchase of Warrant Securities pursuant to Section 2, the amount of funds of the Borrower legally available therefor under the Delaware General Corporation Law, as amended, or any succeeding law.

                 "Lenders" is defined in Recital A.

                 "Loans" is defined in the Warrant Agreement.

                 "Merger" is defined in Recital B.

                 "Mergerco" is defined in Recital A.

                 "Morgan Stanley Fund" is defined in the Warrant Agreement.

                 "Morgan Stanley Letter Agreement" is defined in the Warrant Agreement.

                 "Offer" is defined in Section 5(a).

                 "Offer Notice" is defined in Section 5(a).

                 "Partially Available Funds" is defined in Section 4(e).

                 "Person" is defined in the Warrant Agreement.

                 "Preferred Stock" is defined in the Warrant Agreement.

                 "Prospective Acquiror" is defined in Section 5(c).

                 "Prospective Purchaser" is defined in Section 5(a).

                 "Purchase Price" is the amount payable to each Holder for such Holder's Warrant Securities, as calculated in accordance with Section 2(a) or 2(b) as the case may be.

                 "Put Notice" is the written notice to the Borrower specifying the number and type of Warrant Securities with respect to which the Put Right is being exercised.

                 "Put Right" is the right of each Holder to require that the Borrower purchase all or any portion of the Warrant Securities then owned by such Holder.

                 "Qualified Public Offering" means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale for the account of the Company to the public of not less than 1,500,000 shares of Common Stock (appropriately adjusted for any recapitalizations, stock combinations, stock splits, stock dividends and the like) for an aggregate offering price to the public of not less than $15,000,000.

                 "Qualified Sale" is defined in the Warrant Agreement.

                 "Required Lenders" means, as the context may require at any time, Lenders having, in the aggregate, 66- 2/3% or more of the Revolving Loan Commitment, the Revolving Loans and the Term Loans, the capitalized terms used in this definition having the meanings provided in the Credit Agreement.

                 "Required Holders" is defined in the Warrant Agreement.

                 "Restriction on Purchase" exists if, at the time of a Closing,
(i) the purchase of such Warrant Securities would result in a default under or a breach of any Restrictive Provision (assuming that the covenants applicable to the Borrower at the end of the quarter in which such purchase is to occur were applicable on the date of such purchase), or (ii) the Borrower would not have sufficient Legally Available Funds to pay the Purchase Price for the Warrant Securities.

                 "Restrictive Provision" means any of the financial covenants contained in Section 6.2.4 or the negative covenant contained in Section 6.2.8 of the Credit Agreement, or the covenants contained in Section 5.2.4 of the Holding Company Guaranty, in each case as the same may be amended from time to time.

                 "Sale Notice" is defined in Section 5(c).

                 "SEC" is defined in the Warrant Agreement.

                 "Securities Act" is defined in the Warrant Agreement.

                 "Selling Holder" is defined in Section 5(a).

                 "Stock" is defined in the Warrant Agreement.

                 "Subsidiaries" is defined in the Warrant Agreement.

                 "Warrant Agreement" means the Warrant Purchase Agreement, dated of even date herewith, between the Purchaser and the Company, as originally in effect on the date hereof and as thereafter amended, supplemented, amended and restated, or otherwise modified.

                 "Warrant Documents" is defined in the Warrant Agreement.

                 "Warrant Securities" is defined in the Warrant Agreement.

                 "Warrant Shares" is defined in the Warrant Agreement.

                 "Warrants" is defined in the Warrant Agreement.

                 (b) Cross-References. Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement, and unless otherwise specified, references in any Article, Section, or definition to any clause are references to such clause of such Section, Article or definition.

                 SECTION 2.  Put and Call Rights.

                 (a)      Put by Holders.

                 At any time and from time to time on or after (i) the fifth
(5th) anniversary of the date hereof, (ii) the date on which any of the Morgan Stanley Funds sells any Stock for a price in excess of $1.00 per share (as such price may be appropriately adjusted for any stock combinations, stock splits, stock dividends, recapitalizations and the like), or (iii) the occurrence of an Additional Put Event, the Put Right shall be exercisable by each of the Holders. The Put Right shall be exercised by the delivery of a Put Notice.

                 After receipt of a Put Notice from any Holder, the Borrower will promptly (and in any event within ten (10) days) give written notice (the "Exercise Notice") to each of the other Holders of Warrant Securities that a Put Right has been exercised. Each Holder will have the right to participate in the Put Right and require the Borrower to repurchase all or any portion of such Holder's Warrant Securities by delivering written notice to the Borrower within ten (10) days following receipt of the Exercise Notice. All such notices delivered by such other Holders will be deemed to have been delivered as of the date of the initial Put Notice and taken together will be deemed to be one exercise of the Put Right. The Holders may require the Borrower to repurchase Warrant Securities pursuant to an exercise of the Put Right only if such right has been exercised (by the initiating Holder and such other Holders that responded to the Exercise Notice) with respect to at least 20% of the Warrant Securities outstanding on the date hereof; provided, however, that if less than 20% of the Warrant Securities outstanding on the date hereof remain outstanding, the Holders of the remaining outstanding Warrant Securities may require the Borrower to repurchase all such remaining outstanding Warrant Securities pursuant to an exercise of the Put Right.

                 Upon the exercise by a Holder of the Put Right, the Purchase Price payable to such Holder by the Borrower for such Holder's Warrants Securities shall be as follows:

                 (i) in the case of Warrants, an amount determined by subtracting (A) the aggregate Exercise Price for such Warrants then in effect under the Warrant Agreement from (B) the product of (1) the Contract Value per Share, as determined pursuant to Section 2(c), multiplied by (2) the number of Warrant Shares that may be acquired by such Holder upon exercise of such Holder's Warrants with respect to which the Put Right is being exercised;

                (ii) in the case of Warrant Shares, an amount equal to the product of (A) the Contract Value per Share, as determined pursuant to Section 2(c), multiplied by (B) the number of Warrant Shares of such Holder with respect to which the Put Right is being exercised.

                 (b)      Call by the Company.

                 At any time on or after June 30, 2000, the Call Right shall be exercisable by the Company. The Call Right shall be exercised by the delivery of a Call Notice.

                 Upon the exercise of the Call Right, the Purchase Price payable to each Holder by the Company for such Holder's Warrant Securities shall be as follows:

                 (i) in the case of Warrants, an amount determined by subtracting (i) the aggregate Exercise Price for such Warrants then in effect under the Warrant Agreement from (ii) the product of (A) the Contract Value per Share, as determined pursuant to Section 2(c), multiplied by (B) the number of Warrant Shares that may be acquired by such Holder upon exercise of such Holder's Warrants;

                (ii) in the case of Warrant Shares, an amount equal to the product of (A) the Contract Value per Share, as determined pursuant to Section 2(c), multiplied by (B) the number of Warrant Shares held by such Holder;

provided, however, that for purposes of calculating Contract Value per Share for this Section 2(b), the amounts determined pursuant to clauses (i), (ii) and
(iii) of the definition of "Contract Value per Share" shall each be multiplied by 1.1 and the multiple of EBITDA used in clause (iv) of the definition of "Contract Value per Share" shall be 8.8 rather than 8.0.

                 (c) Determination of the Contract Value per Share. Promptly upon the receipt of a Put Notice or delivery of a Call Notice pursuant to Section 2(a) or Section 2(b), the Company shall cause the Contract Value per Share to be determined, and shall give written notice of the determination thereof to each Holder, promptly upon the determination thereof and in any event within thirty (30) days following the Borrower's receipt of the Put Notice or the Company's delivery of the Call Notice, as the case may be.

                 (d) Termination of Rights Upon Sale to the Public. Notwithstanding anything to the contrary set forth herein, all rights of the Holders pursuant to Section 2(a) and of the Company pursuant to Section 2(b) shall terminate (i) as to any Holder (including an underwriter) acquiring Warrant Securities pursuant to a registration statement declared effective by the SEC under the Securities Act covering the offer and sale of such securities in a bona fide public offering or pursuant to Rule 144 promulgated under the Securities Act, and (ii) as to all Holders upon the consummation of a Qualified Public Offering.

                 (e) Subsequent Public Offering or Fundamental Transaction. In the event that the Company exercises its Call Right and:

                 (i) at any time prior to the date of the Closing of such repurchase or within twelve (12) months thereafter either of the following occurs: (A) the Company closes an initial public offering of its Stock, or (B) a Fundamental Transaction is consummated; and

                (ii) the "proceeds" to the Company or its stockholders, as the case may be, of such initial public offering or Fundamental Transaction, when adjusted as set forth in Section 2(f) below to reflect a value per share of Stock, exceeds the price per share of Stock determined in accordance with Section 2(b), and paid to the Holder of Warrant Securities upon any such repurchase, then, in such event, the Company shall, forthwith upon the consummation of such initial public offering or Fundamental Transaction, as the case may be, pay to the Holder of Warrant Securities, as an additional portion of the Purchase Price, an amount equal to the "equalizing amount" calculated as set forth in
Section 2(f) below.

                 (f) Certain Computations. For the purposes of Section 2(e) hereof, (i) the "proceeds" of any public offering or Fundamental Transaction shall be determined without deduction for any expenses of the transaction other than underwriters' discounts, fees and commissions in the case of a public offering (but excluding the value of warrants, options and other rights granted or sold to such underwriters); (ii) if such proceeds are not received by the Company in a public offering of Stock or by the stockholders of the Company in connection with the sale of Stock, then the price per share of Stock deemed to be received for the purposes hereof shall be computed (A) if such transaction involves a sale of assets of the Company or of the Borrower, on the assumption that all assets of the Company remaining after the payment of or provision for the liabilities of the Company (including liabilities for income taxes) would be distributed by the Company to the holders of shares of Stock in full redemption thereof; and (B) if such transaction involves a merger, consolidation or share exchange for a consideration other than cash, on the basis set forth in Section 15(e)(ii) of the Warrant Agreement; and (iii) the "equalizing amount" shall be equal to the product of (A) the difference of the price per share of Stock realized by the Company or its stockholders in a public offering or a Fundamental Transaction, as the case may be, minus the Purchase Price per share otherwise paid or payable to the Holder of Warrant Securities pursuant to Section 3, multiplied by (B) the number of shares of Warrant Securities repurchased by the Company pursuant to Section 2(b).

                 (g)      Survival of Rights.  Subject to the provisions of
Section 2(d), the provisions of this Section 2 shall apply until the termination of this Agreement pursuant to Section 17 to any person who acquires in any manner any Warrant Securities from any Holder, and it shall be a condition to any Holder's right to sell, transfer or otherwise dispose of any Warrant Securities that such Holder shall have caused the purchaser of such Warrant Securities to execute and deliver to the Company an agreement from such person agreeing to abide by the terms of this Section 2.

                 (h) Increase in Contract Value per Share. If (i) any shares of Stock were included in the number of Fully Vested shares of Stock pursuant to clause (ii) of the definition of such term in the Warrant Agreement, (ii) such number of Fully Vested shares of Stock was used in the calculation of the Contract Value per Share pursuant to Section 2(c) in connection with the exercise of a Put Right or Call Right, and (iii) such shares of Stock have not been issued at the time of the expiration or termination of the option or options referred to in clause (ii) of such definition of Fully Vested, then (A) the Contract Value per Share shall promptly be recalculated to determine the Contract Value per Share that would have been in effect if the Contract Value per Share had been calculated as if such shares of Stock were not included in such number of Fully Vested shares of Stock, and (B) with respect to any Warrant Securities repurchased by the Company or the Borrower in connection with the exercise of a Put Right or Call Right prior to the date of any recalculation of the Contract Value per Share pursuant to this Section 2(h), the Company shall, promptly (and in any event within five (5) Business Days of the expiration or termination of such option or options) following such recalculation, pay to each Holder of such repurchased Warrant

Securities, as an additional portion of the Purchase Price, an amount equal to the product of (x) the excess, if any, of the Contract Value per Share as recalculated pursuant to this Section 2(h) minus the Purchase Price per share paid to such Holders in connection with the exercise of such Put Right or Call Right, multiplied by (y) the number of shares of such repurchased Warrant Securities. The Company agrees to take such further action, and to execute such further instruments and documents as the Holders shall deem reasonably necessary in order to effectuate the intent and purpose of this Section 2(h).

                 SECTION 3.  Closing.

                 (a) Each Closing of the purchase and sale of any Warrant Securities pursuant to Section 2 shall take place on a Closing Date which is the later of (i) if a determination of the Contract Value per Share by appraisal is required, ten (10) days after such determination, but in no event later than forty-five (45) days after the giving of the Put Notice or Call Notice, as the case may be, and (ii) if no determination of the Contract Value per Share by appraisal is required, thirty (30) days after the giving of the Put Notice or Call Notice, as the case may be. Payment of the Purchase Price shall be due and payable in full on the Closing Date. The Closing shall take place at 10:00 a.m. on the Closing Date at such location in Atlanta, Georgia, or New York, New York, as the Required Holders may reasonably determine and notify the Company or in such other location as may be agreed to by the Company and the Required Holders.

                 (b) The Purchase Price shall be paid in full at each Closing, by wire transfer of immediately available federal funds, and the Warrant Securities to be repurchased at such Closing shall be duly endorsed for transfer. Such Warrant Securities shall be free and clear of all liens and encumbrances of any kind, nature and description, other than applicable restrictions under federal and state securities laws. The Company will pay all stamp and transfer taxes in connection with the repurchase of the Warrant Securities hereunder.

                 SECTION 4.       Restrictions on Purchase.

                 (a) The Company covenants and agrees that, other than the Restrictive Provisions, it shall not, and shall not permit the Borrower to, without the prior written consent of the Required Holders, enter into or agree to become subject to any term, condition, provision or agreement that would restrict in any way the performance of the Borrower's or the Company's obligations under this Agreement or the availability of Legally Available Funds with which to perform such obligations.

                 (b) Anything in this Agreement to the contrary notwithstanding, the Borrower shall not be required to purchase Warrant Securities under Section 2(a) and the Company shall not be permitted to purchase Warrant Securities under Section 2(b) if, at the time of Closing, there exists any Restrictions on Purchase.

                 (c) Upon receipt of a Put Notice, if the Borrower believes that, at the time of Closing, its obligations under Section 2(a) hereof would be subject to Restrictions on Purchase, then the Borrower shall promptly use all reasonable efforts (excluding the payment of waiver, consent or similar transactional fees, but including reasonable documentation costs and other similar expenses) (i) to cause the Required Lenders to waive compliance with any such Restrictive Provisions and/or to amend the Restrictive Provisions so as to permit the purchase of the Warrant Securities pursuant to this Agreement; and (ii) to cause such Legally Available Funds to become available in any manner permitted or contemplated by Sections 154 and 244 of the Delaware General Corporation Law as amended, or any comparable provision of any succeeding law.

                 (d) If, notwithstanding the Borrower's reasonable efforts pursuant to Section 4(c), the Borrower is unable to fulfill its obligations under Section 2(a) because of the existence of one or more Restrictions on Purchase, the Borrower shall give prompt written notice thereof to each Holder exercising Put Rights, specifying in reasonable detail the nature thereof and the extent, if any, to which the Borrower would be able to fulfill its obligation to pay the Purchase Price within the Restrictions on Purchase.

                 (e) If any Restrictions on Purchase exist on the proposed Closing Date, then at the sole and independent election of each such Holder, and pursuant to written notice given by any such Holder to the Borrower: (i) such Holder's Put Right shall remain exercised and the Closing shall be deferred until not more than five Business Days after all such Restrictions on Purchase cease to exist; provided, however, that, as and to the extent that such Restrictions on Purchase cease to exist, the Borrower shall promptly make partial payments of the Purchase Price to such Holder, in which case there shall be a series of such Closings, each of which shall take place not more than five Business Days after such Restrictions on Purchase have ceased to exist to an extent that would permit such partial payments of the Purchase Price in increments of not less than $100,000 ("Partially Available Funds"); or
(ii) the exercise of such Holder's Put Right shall be rescinded and such Holder shall reserve its right to exercise the Put Right at any subsequent time.

                 (f) In the event that any Holders make the election provided in clause (i) of Section 4(e), the Borrower shall purchase from such selling Holders that number of Warrant Securities as may be purchased at the Purchase Price using that portion of Partially Available Funds for such purchase as equals the product of (a) all Partially Available Funds, and (b) the ratio of (i) the Warrant Securities originally proposed to be sold by such Holders electing to sell and not electing to rescind pursuant to clause
(ii) of Section 4(e), to (ii) all outstanding Warrant Securities (treating all Warrants as fully exercised for the Warrant Shares to which the Holders would be entitled upon exercise of such Warrants). Such purchase shall be made from each selling Holder pro rata based on the ratio of (i) the number of Warrant Securities originally proposed to be sold by such Holder to (ii) the total number of Warrant Securities originally proposed to be sold by all Holders.

                 (g) None of the provisions of this Section 4 shall be construed to limit any other right or remedy under applicable law which any Holder may have as a result of the failure by the Borrower or the Company to purchase Warrant Securities as herein provided.

                 SECTION 5. Right of First Refusal; Tag-Along Rights; Take-Along Rights.

                 (a) Right of First Refusal. If at any time any Holder (the "Selling Holder") shall determine to sell, transfer or otherwise dispose of any or all of the Warrant Securities then held by the Selling Holder to any third party other than (i) any other Holder, (ii) any Lender or Affiliate of any Lender, (iii) the Company or the Borrower, or (iv) in connection with a registration of securities of the Company to which Sections 2, 3 or 4 of the Registration Rights Agreement applies (such third party being hereinafter referred to as a "Prospective Purchaser"), the Selling Holder shall first give written notice (the "Offer Notice") to the Company specifying the number and type of Warrant Securities proposed to be sold or transferred and the name of the Prospective Purchaser and setting forth in reasonable detail the price and other terms and conditions upon which the Selling Holder proposes to sell such Warrant Securities. The Offer Notice shall offer to sell (the "Offer") all such Warrant Securities to the Company on the same terms and conditions (including price) as are being offered to the Prospective Purchaser. In the event that all or any part of the consideration shall consist of other than cash, the price shall mean the fair market value of such consideration. The Company shall have thirty (30) days from the date of receipt of the Offer Notice to give written notice of its intention to accept or reject the Offer. Failure to respond within such 30-day period shall be deemed notice of rejection. In the event that the Company notifies the Selling Holder of its intention to accept such Offer (the "Acceptance Notice"), then the Acceptance Notice, taken in conjunction with the Offer Notice, shall constitute a valid and legally binding purchase and sale agreement, and payment in cash for such Warrant Securities shall be made by the Company within fifteen (15) days following the receipt by the Selling Holder of the Acceptance Notice. In the event that the Company rejects or is deemed to reject the Offer, the Selling Holder shall be free to proceed to sell, transfer or otherwise dispose of such Warrant Securities to the Prospective Purchaser on the terms and conditions set forth in the Offer Notice. In the event the Selling Holder fails to complete the proposed sale, transfer or other disposition within ninety (90) days after the Company has rejected or was deemed to have rejected the Offer, such Warrant Securities shall again be subject to the provisions of this Section 5(a).

                 (b) Tag-Along Rights. If at any time (i) any Morgan Stanley Fund shall determine to sell, transfer or otherwise dispose of any or all of the Stock (including, without limitation, the granting of any option or right to purchase such Stock) then held by such Morgan Stanley Fund (a "Morgan Stanley Disposition") other than any such sale, transfer or other disposition
(A) to any Affiliate of such Morgan Stanley Fund, (B) in connection with a registration of securities of the Company to which Section 2 of the Registration Rights Agreement applies or (C) to the extent such sale, transfer or other disposition constitutes a "Permitted Transfer" under the Morgan Stanley Letter Agreement, provided, however, that the rights granted to the Holders pursuant to this Section 5(b) shall continue to apply to the Stock sold, transferred or otherwise disposed of pursuant to clause (A) of this clause (i) following such sale, transfer or other disposition, and provided further that the transferees of such Stock shall have agreed in writing to be bound by the provisions of this Section 5(b); or (ii) the Company or any Morgan Stanley Fund shall determine to enter into any transaction or series of transactions that would result in a Change of Control, other than a Qualified Sale with respect to which the Holders sell Warrant Securities pursuant to
Section 5(c) (a "Change of Control Transaction") (any third party proposing to acquire such Stock from such Morgan Stanley Fund or to enter into such transaction or transactions with the Company or such Morgan Stanley Fund being hereinafter referred to as a "Prospective Purchaser"), either such Morgan Stanley Fund or the Company, and in either case any Prospective Purchaser, shall first give written notice (the "Offer Notice") to all of the Holders, specifying the name and address of the Prospective Purchaser and the number of shares, if any, of Stock proposed to be sold, transferred or otherwise disposed of by such Morgan Stanley Fund or the Company, as applicable, and setting forth in reasonable detail the price, structure and other terms and conditions of the Morgan Stanley Disposition or Change of Control Transaction, as applicable.
The Offer Notice shall represent the offer from the Prospective Purchaser (in the case of a Morgan Stanley Disposition) or from the Company (in the case of a Change of Control Transaction) to each of the Holders of the right to sell (the "Offer") to the Prospective Purchaser or the Company, as the case may be, as a condition to the consummation of the proposed transaction described in the Offer Notice, all the Warrant Securities then owned by each Holder to the Prospective Purchaser or the Company, as the case may be, and, in the case of a Morgan Stanley Disposition, on the same terms and conditions (including price and form of consideration) as are being offered by the Prospective Purchaser to such Morgan Stanley Fund or, in the case of a Change of Control Transaction, at the Fair Market Value per Share, determined as of the date of the Offer Notice (it being agreed that in the case of any Change of Control Transaction involving the issuance of shares of Stock for cash, such Fair Market Value per Share shall be deemed to equal the amount of cash received by the Company therefor). Each Holder shall have thirty (30) days from the date of receipt of the Offer Notice to give written notice of its intention to accept or reject the Offer. Failure to respond within such thirty-day period shall be deemed notice of rejection. In the event that any Holder gives written notice to such Morgan Stanley Fund or the Company, as the case may be, and the Prospective Purchaser of its intention to accept such Offer (the "Acceptance Notice"), then the Acceptance Notice, taken in conjunction with the Offer Notice, shall constitute a valid and legally binding agreement, and each of the Holders so giving an Acceptance Notice shall be entitled to sell to the Proposed Purchaser, contemporaneously with the consummation of the Morgan Stanley Disposition or the Change of Control Transaction, all of the Warrant Securities specified in the Acceptance Notice at the price per share and upon all other terms and conditions specified in the Offer Notice. In the event that all of the Holders reject or are deemed to have rejected the offer represented by the Offer Notice, such Morgan Stanley Fund (or Funds) or the Company, as applicable, shall be free to proceed to consummate such Morgan Stanley Disposition or Change of Control Transaction, as applicable, on the terms and conditions set forth in the Offer Notice, provided that such sale is not otherwise prohibited by any agreement between the Company and the Purchaser.
In the event such Morgan Stanley Fund (or Funds) or the Company, as applicable, fails to complete the proposed sale, transfer or other disposition within ninety (90) days after the Holder or Holders rejected or were deemed to have rejected the Offer, such shares of Stock shall again be subject to the provisions of this Section 5(b).

                 (c) Take-Along Rights. If at any time the Company, the Borrower or the stockholders of the Company shall determine to consummate or be subject to a Qualified Sale, the Company and the third party with whom such Qualified Sale is to be consummated (such third party being hereinafter referred to as the "Prospective Acquiror") shall first give written notice (the "Sale Notice") to all of the Holders, specifying the name of the Prospective Acquiror and setting forth in reasonable detail the price and all other terms and conditions upon which the Company, the Borrower or the stockholders of the Company propose to consummate or be subject to the Qualified Sale. The Sale Notice shall be delivered promptly after the execution of any agreement for a Qualified Sale and in any case at least twenty
(20) days prior to the proposed date of the consummation of the Qualified Sale.

                 As a condition to the consummation of the proposed Qualified Sale described in the Sale Notice, each Holder shall be obligated to sell to the Prospective Acquiror, and the Prospective Acquiror will purchase from each Holder, all the Warrant Securities then owned by each Holder for either of the forms of consideration described below, as the Holder shall elect by notice to the Company delivered within 15 days from the date of receipt of the Sale Notice (the failure of any Holder to provide such notice being deemed its election to receive the form of consideration described in the following clause
(i)): (i) such shares of stock, securities or other assets (including cash) (as are offered in such Qualified Sale) as may be issued or payable with respect to or in exchange for a number of outstanding Warrant Shares equal to
(A) the number of Warrant Shares held by such Holder plus (B) the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the Warrants held by such Holder had such Qualified Sale not taken place (less the number of Warrant Shares representing in fair market value the aggregate Exercise Price for such Warrants then in effect under the Warrant Agreement); or (ii) an amount in cash equal to the fair market value of such shares of stock, securities or assets otherwise receivable pursuant to clause
(i) above determined in accordance with the provisions of Section 15(e)(ii) of the Warrant Agreement, provided, however, that such Holder shall not be entitled to elect to receive the form of consideration described in this clause
(ii) if (A) the stock or securities to be issued or paid with respect to or in exchange for Warrant Shares pursuant to clause (i) above are (I) publicly traded on a national securities exchange or on the Nasdaq Stock Market, with a market capitalization of not less than $75 million and an average weekly trading volume for the four (4) full calendar weeks preceding the closing date of such Qualified Sale of not less than 500,000 shares or one percent (1%) of the shares of such stock or securities outstanding and (II) are registered under the Securities Act and listed (or will be listed subject to notice of issuance) on each securities exchange on which shares of such stock or securities are listed, and are otherwise free of any restrictions on transfer (other than a restriction on transfer for a period of time (not to exceed 180 days) following the closing date of such Qualified Sale), or (B) the Holders have received from the independent public accountants for the Company a written opinion stating that such Holder's election to receive the form of consideration described in this clause (ii) would cause such

Qualified Sale to fail to be accounted for as a "pooling of interests" in accordance with GAAP and the rules, regulations and policies of the SEC (unless such failure also is attributable to the effect of any agreement or obligation to pay any other party involved in such Qualified Sale a form of consideration other than the shares of stock, securities or other assets issued or payable in connection with such Qualified Sale and such agreement or obligation arises from (I) an agreement entered into by the Company and such other party subsequent to the date of this Agreement or (II) an agreement entered into by any other party to such Qualified Sale in connection with or in contemplation of such Qualified Sale), and the Company and the Borrower shall have agreed in writing that the Put Right and the Call Right shall thereafter be exercisable at any time and from time to time after the six (6) month period and seven (7) month period, respectively, following the closing date of such Qualified Sale, or if the Company and the Borrower shall not survive such Qualified Sale, the successor entity under such Qualified Sale shall have expressly assumed the obligations of the Company and the Borrower set forth in this Agreement and such successor shall expressly acknowledge that the Put Right and the Call Right shall thereafter be exercisable at any time and from time to time after the six (6) month period and seven (7) month period, respectively, following the closing date of such Qualified Sale.

                 The Holders of Warrant Certificates will not be required to exercise such Warrants in connection with the Qualified Sale. Notwithstanding anything to the contrary in this Section 5(c), no Holder shall be required to sell Warrant Securities if the fair market value per share receivable by such Holder in respect of such Qualified Sale, determined in accordance with the provisions of Section 15(e)(ii) of the Warrant Agreement, is less than the product of (A) the number of then outstanding Warrant Securities held by such Holder multiplied by (B) three (3) times the Exercise Price then in effect under the Warrant Agreement, unless (x) the consideration received by such Holder is in the form described in clause (ii) of the immediately preceding paragraph or (y) such Holder may elect to receive such form of consideration but elects to receive consideration in the form described in clause (i) of the immediately preceding paragraph.

                 (d) Survival of Rights. The provisions of this Section 5 shall apply until the termination of this Agreement pursuant to Section 17 to any person who acquires in any manner any Warrant Securities from any Holder or any Preferred Stock from any Morgan Stanley Fund, and it shall be a condition to any Holder's right to sell, transfer or otherwise dispose of any Warrant Securities that such Holder shall have caused the purchaser of such Warrant Securities to execute and deliver to the Company an agreement from such person agreeing to abide by the terms of this Section 5.

                 (e) Termination of Rights Upon Sale to the Public. Notwithstanding anything to the contrary set forth herein, all rights of the Company pursuant to Sections 5(a), 5(b) and 5(c), and all rights of the Holders pursuant to Section 5(b), shall terminate as to any Person (including an underwriter) acquiring any Warrant Securities from any Holder pursuant to a registration statement declared effective by the SEC under the Securities Act, covering the offer and sale of Warrant Securities or Common Stock in a bona fide public offering.

                 SECTION 6. Limitation on Put and Call Rights of Others. Each of the Company and the Borrower covenants and agrees that, so long as any Holder holds any Warrant Securities in respect of which any Put Rights provided for in Section 2 have not terminated, neither the Company nor the Borrower shall, directly or indirectly, grant to any person or agree to or otherwise become obligated in respect of (a) any rights to require the Company or the Borrower to purchase securities of the Company or the Borrower upon the demand of any Person, or (b) rights in the nature or substantially in the nature of those set forth in Section 2(b) of this Agreement; in each case, without the prior written consent of the Required Holders or unless such rights are expressly subject and subordinated to the Put Rights of the Holders pursuant to
Section 2(a) hereof or otherwise on terms reasonably satisfactory to the Required Holders. Each of the Company and the Borrower represents and warrants that it has not previously entered into any agreement granting any such rights to any Person.

                 SECTION 7. Notices. All notices, consents, approvals, agreements and other communications provided hereunder shall be in writing or by telex or telecopy and shall be sufficiently given to the Purchaser, the Holders and the Company if addressed or delivered to them at the following addresses:

If to the Purchaser:              Internationale Nederlanden
                                  (U.S.) Capital Corporation
                                  135 East 57th Street
                                  New York, New York  10022
                                  Attention:  Chief Credit Officer
                                  Telecopier No.:  (212) 750-8935

with copies to:                   Internationale Nederlanden
                                  (U.S.) Capital Corporation
                                  200 Galleria Parkway
                                  Suite 950
                                  Atlanta, Georgia  30339
                                  Telecopier No.:  (404) 951-1005
 and to:                    King & Spalding
                            191 Peachtree Street
                            Atlanta, Georgia  30303-1763
                            Attention:  Hector E. Llorens, Jr., Esq.
                            Telecopier No.:  (404) 572-5100

If to any other Holder:     At its last known address appearing
                            on the books of the Company
                            maintained for such purpose

If to the Company
  or the Borrower:          MHI Acquisition, Inc.
                            Suite 600
                            2501 Cedar Springs Road
                            Dallas, Texas  75201
                            Attention:  Charles L. Allen
                            Telecopier No.:  (214) 871-3393

or at such other address as any party may designate to any other party by written notice.

                 All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when transmission is verified, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

                 SECTION 8. Entire Agreement. The parties hereto agree that this Agreement and the agreements specifically referred to in Section 33 of the Warrant Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein or therein.

                 SECTION 9. Waivers and Further Agreements. Any waiver of any term or condition of this Agreement or of any breach of any term or condition of this Agreement shall not operate as a waiver of any other term or condition or any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or, for all other purposes, to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other parties may reasonably require in order to effectuate the terms and purposes of this Agreement.

                 SECTION 10. Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought; provided, however, that any waiver sought from the Holders of any provision of this Agreement which affects the Holders generally, and any action required to be taken by the Holders as a group pursuant to this Agreement, shall be given or taken by the Required Holders, and any such waiver or action so given or taken shall be binding on all Holders. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

                 SECTION 11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns, including, without limitation, any Holders, from time to time, of the Warrant Securities.

                 SECTION 12. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution, statute, rule or public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

                 SECTION 13. Counterparts. This Agreement may be executed in two or more counterparts (each of which need not be executed by each of the parties), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

                 SECTION 14. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 SECTION 15. Gender; Usage. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders. The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 SECTION 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE LAW GOVERNING CONFLICT OF LAW MATTERS) OF THE STATE OF NEW YORK.

                 SECTION 17. Termination. This Agreement shall terminate when (a) all Warrants have expired unexercised in accordance with their terms or all Warrant Securities have been purchased pursuant to Sections 2 or 5 hereof, and (b) all obligations of the Company, the Borrower and the Morgan Stanley Funds (which obligations are assumed by the Morgan Stanley Funds pursuant to the Morgan Stanley Letter Agreement) under this Agreement shall have been satisfied in full and all contingencies in respect thereof shall no longer exist, including, without limitation, the obligations of the Company and the Borrower (or any successor to either of them) under Sections 2(e) or 2(h) or under the circumstances described in clause (B) of the proviso set forth in the second paragraph of Section 5(c).

                 SECTION 18. Expenses. The Company and the Borrower shall be obligated to pay to the Holders, on demand, all reasonable costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and expenses and interest to the extent permitted by applicable law on overdue amounts) paid or incurred in collecting any sums due from, or enforcing any other obligations of, the Company or the Borrower, respectively.

                 SECTION 19. Specific Performance. The Company, the Borrower, and each Holder recognize that the rights of each of the other parties under this Agreement are unique and, accordingly, each party to this Agreement shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. The Company, the Borrower, and each Holder agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. This Agreement is not intended to limit or abridge any rights of the parties which may exist apart from this Agreement.

                 SECTION 20. Effectiveness of Execution and Delivery by Milestone. This Agreement shall be deemed executed and delivered by Milestone upon the effectiveness of the Merger, and the execution and delivery by Milestone of this Agreement shall not be a condition to the execution, delivery or effectiveness of this Agreement as between the Company, Mergerco and the Purchaser.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          MHI ACQUISITION, INC.


                                          By:/s/ William A. Brosius
                                             ----------------------------------
                                             Name:
                                             Title:


                                          MHI ACQUISITION CORPORATION I


                                          By:/s/ William A. Brosius
                                             ----------------------------------
                                             Name:
                                             Title:


                                          MILESTONE HEALTHCARE, INC.


                                          By:/s/ William A. Brosius
                                             ----------------------------------
                                             Name:
                                             Title:


                                          INTERNATIONALE NEDERLANDEN
                                          (U.S.) CAPITAL CORPORATION


                                          By:/s/
                                             ----------------------------------
                                             Name:
                                             Title:






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